Exhibit 5.1

June 20, 2023

Brookfield Infrastructure Corporation

250 Vesey Street, 15th Floor

New York, New York 10281

Ladies and Gentlemen:

We have acted as legal counsel to Brookfield Infrastructure Corporation, a corporation organized under the laws of British Columbia (the “Corporation”), in connection with the issue of class A exchangeable subordinate voting shares of the Corporation (the “Exchangeable Shares”) pursuant to the terms of an Agreement and Plan of Merger dated April 11, 2023 (the “Merger Agreement”) among the Corporation, Triton International Limited (“Triton”), Thanos Holdings Limited, and Thanos MergerSub Limited. Pursuant to the Merger Agreement, the Corporation will issue Exchangeable Shares to the shareholders of Triton as partial consideration for their common shares of Triton (the “Transaction”), in addition to certain cash consideration, as further described in the Merger Agreement.

We have not participated in the preparation of the following in connection with the Transaction but have reviewed the same in delivering our opinion set forth herein:

(a)

the registration statement on Form F-4 (No. 333-272131) and Amendment Number 1 thereto (as amended or supplemented, the “Registration Statement”), filed by the Corporation and Brookfield Infrastructure Partners L.P. (the “Partnership”) with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), relating to, among other matters, the registration of the Exchangeable Shares under the Act; and

(b)	the Merger Agreement.

For the purposes of this opinion, we have examined and relied upon, amongst other things, the following:

1.	the Corporation’s Notice of Articles and the Corporation’s Articles, each as amended to date;

2.

resolutions of the Board of Directors of the Corporation dated April 11, 2023 that relate, among other things, to the Merger Agreement, the Registration Statement and the actions to be taken in connection with the Transaction; and

3.

such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Corporation as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

Based upon the foregoing, we are of the opinion that the issue of the Exchangeable Shares pursuant to the Merger Agreement has been duly authorized by all necessary corporate action by the Corporation, and the Exchangeable Shares, when issued and delivered against payment therefor as contemplated in the Merger Agreement, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

We are qualified to practice law in the Province of British Columbia and we do not purport to be experts on the law of any other jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ McMillan LLP